Exhibit 2.2

AMENDMENT NO. 1 TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE MEMBERSHIP INTEREST PURCHASE AGREEMENT is dated as of January 30, 2013 (this “Amendment”), by and between MSREF VII Global U.S. Holdings (FRC), L.L.C., a Delaware limited liability company (the “Seller”), and 3280 Peachtree III LLC, a Georgia limited liability company (the “Buyer”).

RECITALS

WHEREAS, the Seller and the Buyer entered into that certain Membership Interest Purchase Agreement dated as of December 7, 2012 (the “MIPA”); and
WHEREAS, the parties hereto desire to amend the MIPA to modify the scheduled Closing Date (as defined in the MIPA) and certain matters relating thereto.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.    Recitals. The foregoing recitals are hereby made a part of this Amendment.
2.    Amendment to MIPA. Effective as of the date hereof, the MIPA is hereby amended as follows:

a.    Each of the Seller and Buyer hereby agree that, subject to the rights and obligations of the parties in the MIPA, and the conditions to the obligations of the parties to consummate the transactions contemplated by the MIPA, the Closing shall take place on February 7, 2013; provided, that the Buyer may request that Closing take place on February 6, 2013, which request shall be subject to the Seller’s approval.

b.    The definition of Estimated Company Indebtedness is hereby deleted in its entirety and amended to read as follows:

“Estimated Company Indebtedness” means, an amount equal to Seventy Four Million Three Hundred Forty Thousand One Hundred Eighty Two Dollars ($74,340,182), or if the Closing takes place on a date other than February 6, 2013 or February 7, 2013 as permitted pursuant to Section 2.3, the amount of outstanding Company Indebtedness as of such date.

c.    The definition of Estimated Free Rent Credit is hereby deleted in its entirety and amended to read as follows:

“Estimated Free Rent Credit” means if the Closing takes place on (a) February 6, 2013, an amount equal to Thirteen Million One Hundred Seventy Six Thousand Nine Hundred Ninety Eight Dollars ($13,176,998), (b) February 7, 2013, an amount equal to Thirteen Million One Hundred Forty Nine Thousand Four Hundred Sixteen Dollars ($13,149,416), or (c) a date other than February 6, 2013 or February 7, 2013 as permitted pursuant to Section 2.3, the amount agreed to in writing by the Seller and the Buyer on or prior to such date.

d.    Exhibit A to the MIPA is hereby deleted in its entirety and amended and replaced with Exhibit A, attached hereto, which sets forth examples of the calculation of the Closing Date Consideration if the Closing takes place on either February 6, 2013 or February 7, 2013.

3.    Binding Effect; MIPA. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly modified by this Amendment, the MIPA shall remain in full force and effect.

4.    Governing Law; Jurisdiction. This Amendment and the obligations of the parties hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each party hereto submits to the jurisdiction of the state and federal courts in the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

5.    Further Assurances. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and consummate the transactions contemplated by this Amendment.
6.    Counterparts. This Amendment may be executed in counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Amendment may be effected by means of an exchange of facsimile or electronically transferred signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the first date set forth above.

MSREF VII Global U.S. Holdings (FRC), L.L.C., a Delaware limited liability company

By:    /s/ John P. Buza
Name: John P. Buza
Title: Vice President

3280 Peachtree III LLC, a Georgia limited liability company

By:	Cousins Properties Incorporated, a Georgia corporation, its sole member

By:    / s/ Colin Connolly
Name: Colin Connolly
Title: Senior Vice President